Exhibit 99.1

For Immediate Release

Carolina Bank Holdings, Inc. Achieves Landmark Growth

(GREENSBORO, NC) Carolina Bank Holdings, Inc. (NASDAQ Small Cap Symbol “CLBH”) announced it had achieved a banking milestone at the end of the fourth quarter, 2004. As of December 31, 2004, the company has assets in excess of $311 million.

Robert T. Braswell, President and CEO said of the results, “Breaking the $300 million in assets barrier in the few years since our opening in November of 1996 is great news. It means our growth has exceeded 286 percent in five years. I believe this demonstrates that the communities we serve are embracing our way of doing business. I congratulate our employees, managers and directors on their diligent and consistent efforts in business development, servicing of customer relationships, and improving the cross-selling of services.”

Comparing the year and the calendar quarter ending December 31, 2004, the company reported total assets increased 37 percent to $311.5 million; total deposits increased 41 percent to $258.2 million; and total net loans increased 30 percent to $220.7 million.

For the quarter ending December 31, 2004, the company reported the following increases over the same period of 2003: net income increased 35 percent to $477,500 and diluted earnings-per-share (EPS) increased 40 percent to $0.21. Commenting on the company’s increase over the previous year’s same quarter, Braswell said, “We’re happy to report our company’s twenty-seventh consecutive quarterly profit. Our improved net income in 2004 was a function of strong growth in loans and deposits.”

For the year ending December 31, 2004, the company reports net income increased 42 percent to $1.63 million and basic earnings-per-share (EPS) increased 40 percent to $0.73. Diluted EPS increased 39 percent to $0.71.

The company’s subsidiary, Carolina Bank, was featured in the winter edition of the Carolina Banker, a publication of the North Carolina Bankers Association. The article noted that Carolina Bank was “doing well by doing good” and cited the bank’s recognition by the Federal Deposit Insurance Corporation (FDIC) as “Outstanding” with respect to Community Reinvestment Act performance. The article also cited the bank’s winning the Greensboro Chamber of Commerce membership drive while posting the highest number of new memberships and the highest dollar volume of membership fees. The bank was also featured in the North Carolina Citizens for Business and Industry publication, North Carolina Business for its success in the Greensboro market.

“2004 has been a good year for our bank,” Braswell said. “We’ve posted record growth numbers and we didn’t have to do a merger to make it happen. Our employees and directors are out there growing the company the old fashioned way, earning each customer’s business every day, all over again. That hard work makes Carolina Bank a great place for customers and for our community.”

The company operates Carolina Bank as a wholly owned subsidiary. The bank has three branches in Greensboro and one in Asheboro, N.C. An additional office is planned for Greensboro in 2005. Further information is available on the bank’s website, www.carolinabank.com.

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This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Please see the attached table, “Selected Financial Information.” It is an integral part of this communication.

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404 - Telephone: 336-286-8740 – Email:

b.braswell@carolinabank.com

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2004				2003	Years Ended
(in thousands, except per share)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2004	2003	2002
OPERATING INCOME SUMMARY
Interest income	$3,842	$3,338	$2,855	$2,741	$2,682	$12,776	$9,844	$9,085
Interest expense	1,478	1,130	960	893	875	4,461	3,584	4,152
Net interest income	2,364	2,208	1,895	1,848	1,807	8,315	6,260	4,933
Provision for loan losses	220	236	133	180	225	769	692	685
Non-interest inc. bfr securities/REO inc.	331	286	351	295	319	1,263	1,454	911
Securities/REO gains (losses),net	—	—	—	—	(37)	—	(100)	20
Non-interest expenses	1,749	1,561	1,589	1,437	1,339	6,336	5,198	4,266
Income before income taxes	726	697	524	526	525	2,473	1,724	913
Income taxes	249	246	176	169	171	840	574	312
Net income	$477	$451	$348	$357	$354	$1,633	$1,150	$601

PER COMMON SHARE *
Basic	$0.21	$0.20	$0.15	$0.16	$0.16	$0.73	$0.52	$0.47
Diluted	0.21	0.20	0.15	0.15	0.15	0.71	0.51	0.46
Book Value (on outstanding shares)	9.37	9.23	8.83	8.92	8.70	9.37	8.70	8.28

ASSET QUALITY
Allowance for loan losses	$2,808	$2,628	$2,436	$2,316	$2,150	$2,808	$2,150	$1,661
Loans on nonaccrual	882	772	327	322	228	882	228	37
Repossesed assets	857	891	714	126	126	857	126	648
Net loan chargeoffs (recoveries)	40	44	13	14	99	111	204	393
Allowance for loan losses to loans	1.26%	1.26%	1.25%	1.25%	1.25%	1.26%	1.25%	1.25%
Nonaccrual loans+repossessions to assets	0.56%	0.62%	0.42%	0.19%	0.16%	0.56%	0.16%	0.36%

AVERAGE BALANCES
Loans	$217,712	$203,085	$189,452	$179,288	$164,333	$197,384	$151,155	$121,446
Earning assets	278,410	246,103	222,737	214,310	198,143	240,390	189,766	155,420
Total assets	292,474	259,840	242,497	226,685	211,955	255,374	201,354	163,337

AT PERIOD END
Loans before allowance	$223,470	$208,653	$194,141	$185,994	$172,575	$223,470	$172,575	$133,045
Total assets	311,537	267,237	245,002	239,302	226,911	311,537	226,911	189,871
Deposits	258,155	219,337	200,932	197,514	183,569	258,155	183,569	154,878
Stockholders’ Equity	21,110	20,779	19,876	20,051	19,563	21,110	19,563	18,344

RATIOS ANNUALIZED
Net yield - avg interest earning assets	3.40%	3.59%	3.40%	3.45%	3.65%	3.46%	3.30%	3.17%
Return on average assets	0.65%	0.69%	0.57%	0.63%	0.67%	0.64%	0.57%	0.37%
Net charge-offs to average loans	0.07%	0.09%	0.03%	0.03%	0.24%	0.06%	0.13%	0.32%
Efficiency ratio (excl security/REO trans.)	0.65	0.63	0.71	0.67	0.63	0.66	0.67	0.73

Note: All quarterly information is unaudited.

*	All Per Common Share Information has been presented or restated to reflect the effect of the six-for-five stock split with a record date of April 20, 2004